SECURITIES AND EXCHANGE COMMISSION

                                        Washington, D.C. 20549

                                             ____________

                                               FORM 8-K

                                            CURRENT REPORT

                                  PURSUANT TO SECTION 13 OR 15(d) OF

                                  THE SECURITIES EXCHANGE ACT OF 1934

                                             ____________

        Date of Report (Date of Earliest Event Reported):  April 9, 1996


                               ROANOKE GAS COMPANY
        (Exact name of Registrant as specified in its charter)

    Virginia                         0-367                       54-0359895
 (State or other                  (Commission                   (IRS Employer
 jurisdiction of                 File Number)              Identification No.)
 incorporation)


    519 Kimball Avenue, N.E.
        Roanoke, Virginia                                    24016
 (Address of principal executive offices)                 (Zip Code)


Registrant's telephone number, including area code: (540) 983-3800



        ---------------------------------------------------------------
        (Former name or former address, if changed since last report)
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Item 5.         Other Events.
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Description of Roanoke Gas Company Common Stock.

        Roanoke Gas Company (the "Company") has 3,000,000 shares of Common Stock, $5 par value, authorized, of which 1,455,176 whole shares were outstanding on March 21, 1996. A 100% share dividend on the Company's Common Stock was paid on July 1, 1994 to holders of record on June 15, 1994. The 100% share dividend was accounted for as a stock split, effected in the form of a dividend, and did not provide any capitalization of retained earnings. Retroactive effect was given in the Company's consolidated financial statements to such transaction and in all share data.

        Common Stock is the Company's only class of stock. Holders of Company Common Stock are (i) entitled to one vote for each share held of record on matters submitted to a vote of shareholders, (ii) share ratably in all dividends lawfully declared by the directors and paid by the Company,
(iii) share ratably in all assets of the Company available for distribution to shareholders upon liquidation, dissolution, or winding up of the Company's affairs, (iv) do not have redemption, subscription or conversion rights, and
(v) do not have preemptive rights. Shareholders do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of the Common Stock voting as a group for the election of directors can elect all of the Company's directors and, except for certain major corporate actions, such as mergers, dissolution, or sale of substantially all of the Company's assets other than in the ordinary course of business and matters relating to the fundamental rights of shareholders set forth above, can control the general business of the Company. First
Union National Bank of North Carolina acts as transfer agent for the Company's Common Stock.

        The Virginia Stock Corporation Act (the "Virginia Act") includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute. These statutes are available to the Company only if the Company at the time of the transaction has 300 or more shareholders of record, as described below. As of January 19, 1996, the Company had 1,704 shareholders of record.

        The Affiliated Transactions Statute restricts certain transactions ("affiliated transactions") between a Virginia corporation having more than 300 shareholders of record and a beneficial owner of more than 10% of any class of voting stock (an "interested shareholder"). An affiliated transaction is defined in the Virginia Act as any of the following transactions with or proposed by an interested shareholder: a merger; a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation's securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested shareholder during a three-year period commencing as of the date the interested shareholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested shareholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors or by two-thirds of the outstanding shares held by
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disinterested shareholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia Act and the Company's Articles of Incorporation.

        The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause the acquiring person's aggregate share ownership to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee-director of the corporation. The statute sets out a procedure whereby the acquiring person may call a special shareholder's meeting for the purpose of considering whether voting rights should be conferred. Acquisitions pursuant to a merger or share exchange to which the corporation is a party and acquisitions pursuant to a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute. Application of the control share acquisition statute is automatic unless a corporation "opts out" of its coverage by expressly providing in its articles of incorporation or bylaws that the statute does not apply to acquisitions of shares of such corporation. The Company has not "opted out" of the statute.

        The Company furnishes to its shareholders annual reports containing audited financial statements and quarterly reports containing unaudited financial information.

                                             SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ROANOKE GAS COMPANY



                               By /s Frank A. Farmer, Jr.
                                  -------------------------------------
                                  Frank A. Farmer, Jr.
                                  President and Chief Executive Officer


Date:  April 9, 1996
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